KRIEGER & PRAGER LLP

39 Broadway

New York, NY 10006

November __, 2011

Board of Directors
ChatAND, Inc..
321 West 44th Street
New York, New York

Gentlemen:

We have assisted in the preparation of the Registration Statement on Form S-1, as amended to date (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration for sale by Selling Stockholders and  the Company of up to 42,750,000 shares (the “Shares”) of common stock, $0.00001 par value per share, of chatAND Inc., a Nevada corporation (the “Company”).  The Shares consist of (i) up to 20,000,000 shares to be sold as part of the Units (defined below), (ii) up to 10,000,000 shares to be sold after exercise of the Warrants (defined below) included in the Units, and (iii) up to 12,750,000 shares of common stock either currently held by certain selling shareholders or in respect of the underlying securities held by such selling shareholders.  The securities being sold by the Company are being sold in “Units,” each consisting of one (1) share of common stock and a warrant (each, a “Warrant”) to purchase one-half (1/2) share of common stock., with a maximum of 20,000,000 Units being sold by the Company.

We have examined the Company’s Articles of Incorporation, as amended to date, and the Company’s By-Laws, as amended to date, and have examined and relied on the originals, or copies certified to our satisfaction, of such records of meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors and stockholders of the Company, all as provided to us by the Company, and such other documents and instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

In our examination of the foregoing documents, we have assumed (i) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as certified or photostatic copies, (iii) the authenticity of the originals of the latter document, and (iv) the legal competence of all signatures to such documents.

Based upon and subject to the foregoing, and subject to the qualifications hereinafter set forth, we are of the opinion that:

1.           (a)           The offer and sale of the Units by the Company has been duly and validly authorized by all necessary corporate action of the Company.

  (b)           Subject to the Company’s receipt of the consideration described in the Registration Statement, the shares and the warrants included in the Units, when issued and paid for, will be duly authorized and validly issued, fully paid and non-assessable.

(c)           Upon the due exercise of the Warrants in accordance with their terms, including the Company’s receipt of any consideration contemplated by the Warrants, the shares of common stock issued will be duly authorized and validly issued, fully paid and non-assessable.

 2.          (a)           The shares of common stock held by selling shareholders have been duly authorized and validly issued, fully paid and non-assessable.

(b)           Upon the due conversion of certain senior secured notes held by certain selling shareholders in accordance with the terms of such notes, the shares issued upon such conversion will be duly authorized and validly issued, fully paid and non-assessable.

(c)           Upon the due exercise of certain warrants held by selling shareholders in accordance with the terms of such warrants, including the Company’s receipt of any consideration contemplated by such warrants, the shares issued upon such exercise will be duly authorized and validly issued, fully paid and non-assessable.

  3.         The Warrants being sold by the Company as part of the Units are legal and binding obligations of the Company, enforceable in accordance with their terms.

This opinion is rendered only with regard to the matters set out in the numbered paragraphs above.  No other opinions are intended nor should they be inferred.

We are members of the bar of the State of New York.  We express no opinion as to the laws of any jurisdiction other then the federal laws of the United State of America, the internal laws of the State of New York and the Private Corporations Law of the State of Nevada.  We express no opinion with respect the effect or application of any other laws.  Insofar as the enforceability of the Warrants included in the Units may be governed by the laws of other states, we have assumed that such laws are identical in all respects to the laws of the State of New York.

In addition, the foregoing opinions are qualified to the extent that (i) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding  in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’  and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); and (ii) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

It is our understanding that this opinion is to be used only in connection with the offer and sale of the Units while the Registration Statement is in effect.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.”  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Krieger &Prager

KRIEGER & PRAGER, LLP